Exhibit 77Q1(d)
LORD ABBETT INVESTMENT TRUST

AMENDMENT TO
DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Investment Trust, a Delaware statutory trust (the “Trust”), organized pursuant to a Declaration and Agreement of Trust dated August 16, 1993 (the “Declaration”), do hereby establish, pursuant to Section 5.3 of the Declaration, three new classes of shares for each of the Trust’s twelve series: Lord Abbett Diversified Equity Strategy Fund, Lord Abbett Multi-Asset Balanced Opportunity Fund, Lord Abbett Multi-Asset Growth Fund, Lord Abbett Multi-Asset Income Fund, Lord Abbett Convertible Fund, Lord Abbett Core Fixed Income Fund, Lord Abbett Floating Rate Fund, Lord Abbett High Yield Fund, Lord Abbett Income Fund, Lord Abbett Inflation Focused Fund, Lord Abbett Short Duration Income Fund, and Lord Abbett Total Return Fund; such new classes to be designated Class R4, Class R5, and Class R6.  Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or class shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an amendment to the Declaration.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 6th day of November 2014.

/s/ Daria L. Foster                                                                      /s/ Julie A. Hill
Daria L. Foster                                                                           Julie A. Hill

/s/ E. Thayer Bigelow                                                               /s/ Franklin W. Hobbs
E. Thayer Bigelow                                                                     Franklin W. Hobbs

/s/ Robert B. Calhoun, Jr.                                                         /s/ James M. McTaggart
Robert B. Calhoun, Jr.                                                               James M. McTaggart

/s/ Eric C. Fast                                                                            /s/ James L.L. Tullis
Eric C. Fast                                                                                 James L.L. Tullis

/s/ Evelyn E. Guernsey
Evelyn E. Guernsey